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                                                                    EXHIBIT 11.1


                                 DepoMed, Inc.
                         (a development stage company)

            Statement Regarding the Computation of Net (Loss) Income
                   and Pro Forma Net (Loss) Income Per Share
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                                               THREE MONTHS ENDED             NINE MONTHS ENDED
                                                  SEPTEMBER 30,                  SEPTEMBER 30,
                                          --------------------------     ---------------------------
                                             1997            1996           1997           1996
                                          -----------    -----------     -----------     -----------

Net (loss) income                         $ (376,688)    $   81,956      $ (804,407)     $ (347,955)

Shares used in the net (loss) income
 per share computation:

  Weighted-average shares of common
   stock outstanding                       3,354,825      3,266,491       3,354,825       3,264,635
  Shares related to Staff Accounting
   Bulletin Topic 4D cheap stock             249,450        249,450         249,450         249,450
                                          ----------     ----------      ----------      ----------
Shares used in net (loss) income
 per share computation                     3,604,275      3,515,941       3,604,275       3,514,085
                                          ==========     ==========      ==========      ==========

Net (loss) income per share               $    (0.10)    $     0.02      $    (0.22)     $    (0.10)
                                          ==========     ==========      ==========      ==========

Calculation of shares outstanding for
 computing pro forma net (loss) income
 per share:
 Shares used in computing historical
  net (loss) income per share
  (from above)                             3,604,275      3,515,941       3,604,275       3,514,085
 Adjustments to reflect the effect
  of the assumed conversion of
  convertible preferred stock
  from the date of issuance                  878,484        815,789         878,484         815,789
                                          ----------     ----------      ----------      ----------

Shares used in computing pro forma
 net (loss) income per share               4,482,759      4,331,731       4,482,759       4,329,874
                                          ----------     ----------      ----------      ----------
Pro forma net (loss) income per share     $    (0.08)    $     0.02      $    (0.18)     $    (0.08)
                                          ==========     ==========      ==========      ==========

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